PARSONS LAW FIRM

ATTORNEYS AT LAW

SUITE 1710

500 108TH AVENUE N.E.

BELLEVUE, WASHINGTON 98004

(425) 451-8036 FAX (425) 451-8568

James B. Parsons*                                                  e-mail firm-info@parsonslaw.biz                                *Also admitted in Oregon and

jparsons@parsonslaw.biz                                                                                                                                the Northern Mariana Islands

Robert J. Burnett**                                                                                                                                         **LL.M. in Taxation

rburnett@parsonslaw.biz

March 21, 2003

Board of Directors

Can/Am Autosales, Inc.

Re: Tradeability Opinion

To Whom it May Concern:

I have been requested to issue an opinion regarding the tradeability of shares of Can/Am Autosales, Inc. Can/Am Autosales, Inc. is a corporation that intends to file a registration statement with the Securities and Exchange Commission.

The Company is duly organized under the laws of the State of Nevada and is currently in good standing. All corporate action required to authorize the issuance of the securities has been duly taken and all securities outstanding have been validly issued. Based on the information we have at this time, the Company has complied with all applicable securities laws and regulations.

Presently, shares of stock held by shareholders of Can/Am Autosales, Inc. are all restricted (pursuant to Rule 144, as well as certain other restrictions regarding affiliates and insiders). Stock that is ultimately registered may become unrestricted. However, until such time, all stock certificates should be issued with a restrictive legend.

Please contact me with any questions in this regard.

Very truly yours,

PARSONS LAW FIRM

/s/ James B. Parsons

James B. Parsons

JBP/jbp